Exhibit 15

The Unitholders of
Regency Centers, L.P. and
the Board of Directors
Regency Centers Corporation

Re:  Registration Statement Nos. 333-63723 and 333-58966

With respect to the subject registration statements, we acknowledge our awareness of the use therein of our report dated May 11, 2001 related to our review of interim financial information.

Pursuant to Rule 436(c) under the Securities Act of 1933, such report is not considered part of a registration statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of sections 7 and 11 of the Act.



                                  /s/ KPMG LLP
                                    KPMG LLP



Jacksonville, Florida
May 11, 2001